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                                                                     EXHIBIT 4.3




                       FORM OF THE SUPPLEMENTAL INDENTURE


                  FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of June 22, 2001, by and among Emmis Escrow Corporation, an Indiana Corporation ("Emmis Escrow"), Emmis Communications Corporation, an Indiana Corporation (the "Company"), and The Bank of Nova Scotia Trust Company of New York, a New York trust company, as trustee (the "Trustee").


                  WHEREAS, Emmis Escrow and the Trustee are parties to that certain indenture, dated as of March 27, 2001 (the "Indenture"), pursuant to which Emmis Escrow issued its 12 1/2% Senior Discount Notes due 2011 (the "Notes");

                  WHEREAS, Section 5.01 of the Indenture provides that, upon any merger of Emmis Escrow into another corporation, the Person surviving such merger shall assume all of the obligations of Emmis Escrow under the Notes and the Indenture;

                  WHEREAS, Section 5.02 of the Indenture provides that, upon any merger of Emmis Escrow in accordance with Section 5.01 of the Indenture, the successor corporation into which Emmis Escrow is merged shall succeed to, and be substituted for and may exercise every right and power of, Emmis Escrow under the Indenture with the same effect as if such successor Person had been a party to the Indenture;

                  WHEREAS, Emmis Escrow and Emmis Escrow Holding Corporation intend to merge into the Company pursuant to the Escrow Corp. Merger Agreement (as defined in the Indenture); and

                  WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, and all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done.

                  The parties hereto agree as follows:

                  1. Definitions. All capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Indenture.

                  2. Effect. This Supplemental Indenture shall become effective upon the closing of the Escrow Corp. Merger.

                  3. Succession to Indenture. The Company hereby assumes all the Obligations of Emmis Escrow under the Indenture and the Notes, and pursuant to
Section 5.02 of the Indenture, the Company hereby succeeds to and is substituted for, and may exercise every right and power of, Emmis Escrow under the Indenture and the Notes, with the same effect as if the Company had been a party to the Indenture. The Company agrees to comply with all applicable terms of the Indenture and the Notes.


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                  4. Responsibility of Trustee.  The Trustee shall not be
responsible for the validity as to the Company or sufficiency of this Supplemental Indenture or as to the due execution thereof by the Company or as to recitals of fact contained herein, all of which are made solely by the Company.

                  5. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

                  6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

                  7. Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed this Supplemental
Indenture as of the date first written above.

                            EMMIS ESCROW CORPORATION


                           By:
                              --------------------------------
                                 Name: J. Scott Enright
                                 Title:  Vice President and Associate General
                                         Counsel




                           EMMIS COMMUNICATIONS CORPORATION


                           By:
                              --------------------------------
                                 Name: Walter Z. Berger
                                 Title: Executive Vice President, Treasurer and Chief Financial Officer


                           THE BANK OF NOVA SCOTIA TRUST
                             COMPANY OF NEW YORK,
                             as Trustee


                           By:
                              --------------------------------
                                 Name:
                                 Title: